Exhibit 10.10

INFOSPACE, INC.

RESTATED 1996 FLEXIBLE STOCK INCENTIVE PLAN

NOTICE OF GRANT OF MARKET STOCK UNITS

Unless otherwise defined herein, the terms defined in the Restated 1996 Flexible Stock Incentive Plan (the “Plan”) of InfoSpace, Inc. (the “Company”) shall have the same defined meanings in this Notice of Grant of Market Stock Units (the “Notice of Grant”).

Name:                                                               (the “Participant”)

You have been granted an award (the “Award”) of restricted stock units (described in the Notice of Grant as market stock units (“Market Stock Units” or “MSUs”)) under the Plan. Each of the MSUs (an “MSU”) is equivalent to one share of the common stock of the Company (the “Stock”) for purposes of determining the number of shares of the Stock (a “Share” or “Shares”) subject to the Award. None of the MSUs will be issued (nor will you have the rights of a stockholder with respect to the underlying Shares) until the vesting conditions described below are satisfied. Subject to the provisions of the Market Stock Unit Agreement attached as Exhibit A hereto and incorporated herein in its entirety (the “Agreement”) and the Plan, the principal features of the Award are as follows.

Date of Grant:	[ ] (the “Grant Date”)

Vesting Start Date:	[ ] (the “Vesting Start Date”)

Target Number of MSUs:	[ ], subject to adjustment as provided by the Agreement (the “Target Number of MSUs”).

Maximum Number of MSUs:	[ ] (the “Maximum Number of MSUs”)

Performance Criteria:	The level of attainment of the performance criteria shall be the difference, measured in percentage points, for the Company Total Stockholder Return and the Benchmark Index Total Return, both determined in accordance with Section 2 of the Agreement (the “Performance Criteria”).

Benchmark Index:	iShares Russell 2000 Index (NYSE: IWM) (the “Benchmark Index”).

Earned MSUs:	The number of earned MSUs, if any (not to exceed the Maximum Number of MSUs), shall equal the product of (i) the Target Number of MSUs, multiplied by (ii) the Relative Return Factor, as illustrated in Appendix A (the “Earned MSUs”).

Relative Return Factor:	A percentage (rounded to the nearest 1/10th of 1% and not greater than 150% or less than 0%) equal to the sum of (i) 100% plus (ii) the product of (A) 3.0, multiplied by (B) the difference (whether positive or negative) equal to (i) the Company Total Stockholder Return minus (ii) the Benchmark Index Total Return, as illustrated in Appendix A (the “Relative Return Factor”).

Vesting Schedule:

[For participants whose employment began prior to January 1, 2009: Approximately one-third (1/3) of the Earned MSUs will vest on the one-year anniversary of the Vesting Start Date (or, if later, on the date on which the Plan Administrator certifies the number of MSUs which have become Earned MSUs), approximately one-third (1/3) will vest on the two-year anniversary of the Vesting Start Date and approximately one-third (1/3) will vest on the three-year anniversary of the Vesting Start Date, such that the Earned MSUs will be fully vested on the three-year anniversary of the Vesting Start Date (the “Vesting Schedule,” and each such date, a “Vesting Date”).]

[For participants whose employment began on January 1, 2009 or later: Approximately two-thirds (2/3) of the Earned MSUs will vest on the two-year anniversary of the Vesting Start Date and approximately one-third (1/3) of the Earned MSUs will vest on the three-year anniversary of the Vesting Start Date, such that the Earned MSUs will be fully vested on the three-year anniversary of the Vesting Start Date (the “Vesting Schedule,” and each such date, a “Vesting Date”).]

Vested MSUs:	Provided that the Participant’s employment with the Company has not terminated prior to the applicable Vesting Date (except as otherwise provided by the Agreement), the Earned MSUs, if any, shall become vested MSUs on each of the applicable Vesting Dates set forth in the Vesting Schedule (a “Vested MSU” or “Vested MSUs”).

Settlement Date:	For each Vested MSU, except as otherwise provided by the Agreement, the settlement date shall be a date occurring no later than ten days following each applicable Vesting Date (each, a “Settlement Date”).

You acknowledge and agree that the Award and the Vesting Schedule set forth in the Notice of Grant does not constitute an express or implied promise of your continued engagement as an employee for the vesting period, for any period, or at all, and shall not interfere with your right or the Company’s right to terminate your employment with the Company or its Affiliates at any time, with or without cause.

You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions relating to the Plan and the Award.

By your signature below, you agree that the Notice of Grant, the Agreement and the Plan constitute your entire agreement with respect to the Award. PLEASE BE SURE TO READ ALL OF THE AGREEMENT AND THE PLAN, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

INFOSPACE, INC.

By:
Name:
Title:

PARTICIPANT

Print Name:

APPENDIX A

ILLUSTRATION OF RELATIVE RETURN FACTOR AND RESULTING NUMBER OF EARNED MSUs

Percentage Point Difference of Company TSR Over/Under Benchmark Index Total Return	Relative Return Factor	Earned MSUs (Per 1,000 Target MSUs)
100	150.0%	1,500
95	150.0%	1,500
90	150.0%	1,500
85	150.0%	1,500
80	150.0%	1,500
75	150.0%	1,500
70	150.0%	1,500
65	150.0%	1,500
60	150.0%	1,500
55	150.0%	1,500
50	150.0%	1,500
45	150.0%	1,500
40	150.0%	1,500
35	150.0%	1,500
30	150.0%	1,500
25	150.0%	1,500
20	150.0%	1,500
15	145.0%	1,450
10	130.0%	1,300
5	115.0%	1,150
4	112.0%	1,120
3	109.0%	1,090
2	106.0%	1,060
1	103.0%	1,030
0	100.0%	1,000
-1	97.0%	970
-2	94.0%	940
-3	91.0%	910
-4	88.0%	880
-5	85.0%	850
-10	70.0%	700
-15	55.0%	550
-20	40.0%	400
-25	25.0%	250
-30	10.0%	100
-35	0.0%	0
-40	0.0%	0
-45	0.0%	0
-50	0.0%	0
-55	0.0%	0
-60	0.0%	0
-65	0.0%	0
-70	0.0%	0
-75	0.0%	0
-80	0.0%	0
-85	0.0%	0
-90	0.0%	0
-95	0.0%	0
-100	0.0%	0

ILLUSTRATIONS OF CALCULATION OF EARNED MSUs PER 1,000 TARGET MSUs

Company Total Stockholder Return Exceeds Benchmark Index Total Return

Assumptions:

INSP:

Average Per Share Closing Price (beginning)	$8.00

Average Per Share Closing Price (ending)	$10.00

IWM:

Average Closing Index Value (beginning)	$80.00

Average Closing Index Value (ending)	$90.00

Computations:

Company Total Stockholder Return (“CTSR”)	25%

Benchmark Index Total Return (“BITR”)	12.5%

Relative Return Factor [(CTSR-BITR) x 3%] + 100%	137.5%

Earned MSUs: Number of Target MSUs (1,000), multiplied by Relative Return Factor (137.5%)	1,375

Company Total Stockholder Return Is Less Than Benchmark Index Total Return

Assumptions:

INSP:
Average Per Share Closing Price (beginning)	$8.00
Average Per Share Closing Price (ending)	$7.00

IWM:
Average Closing Index Value (beginning)	$80.00
Average Closing Index Value (ending)	$85.00

Computations:

Company Total Stockholder Return	-12.5%

Benchmark Index Total Return	6.25%

Relative Return Factor [(CTSR-BITR) x 3%] + 100%	43.75%

Earned MSUs: Number of Target MSUs (1,000), multiplied by Relative Return Factor (43.75%)	437.5

EXHIBIT A

INFOSPACE, INC.

RESTATED 1996 FLEXIBLE STOCK INCENTIVE PLAN

MARKET STOCK UNIT AGREEMENT

The Company has granted to the Participant named in the Notice of Grant to which the Agreement is attached an Award consisting of Market Stock Units subject to the terms and conditions set forth in the Notice of Grant and the Agreement. The Award has been granted pursuant to the Plan, the provisions of which are incorporated herein by reference.

Unless otherwise defined herein or in the Notice of Grant, capitalized terms shall have the meanings assigned under the Plan or the Notice of Grant.

1. The Award. The Company hereby awards to the Participant the Target Number of MSUs set forth in the Notice of Grant, which, based on the level of attainment of the Performance Criteria determined in accordance with Section 2 below, may result in the Participant earning as little as zero MSUs or as many as the Maximum Number of MSUs. Subject to the terms of the Agreement and the Plan, each MSU, to the extent it is earned and becomes a Vested MSU, represents a right to receive one Share on the applicable Settlement Date. Unless and until an MSU has been determined to be an Earned MSU and has vested and become a Vested MSU as set forth in the Notice of Grant, the Participant will have no right to settlement of such MSUs. Prior to settlement of any earned and vested MSUs, such MSUs will represent an unfunded and unsecured obligation of the Company.

2. Measurement of Performance Criteria. The components of the Performance Criteria shall be determined as follows:

2.1 “Company Total Stockholder Return” means the percentage point increase or decrease in the Company’s Average Share Closing Price for the 30 trading days following its earnings release for the most recently completed fiscal year prior to the Grant Date (the “Initial Measurement Period”) and the 30 trading days following its earnings release for the fiscal year in which the Grant Date occurs (the “Final Measurement Period”), respectively, as adjusted for dividends, if any.

2.2 “Average Per Share Closing Price” means the average of the daily closing prices per Share as reported on the NASDAQ Global Select Market for all trading days falling within an applicable 30-day period described in Section 2.1. The Average Per Share Closing Price shall be adjusted in each case to reflect an assumed reinvestment, as of the applicable ex-dividend date, of any cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders, as applicable, from the first trading day of the Initial Measurement Period to the last trading day of the Final Measurement Period (the “Full Measurement Period”).

2.3 “Benchmark Index Total Return” means the percentage point increase or decrease in (a) the Average Closing Index Value for the Final Measurement Period over (b) the Average Closing Index Value for the Initial Measurement Period.

2.4 “Average Closing Index Value” means the average of the daily closing index values of the Benchmark Index as reported by the NYSE for all trading days falling within an applicable 30-day period described in Section 2.3.

3. Certification of Earned MSUs. Within thirty days following completion of the Final Measurement Period, the Plan Administrator shall certify in writing the level of attainment of the Performance Criteria, the resulting Relative Return Factor and the number of MSUs which have become Earned MSUs.

4. Vesting of Earned MSUs.

4.1 Normal Vesting. Except as otherwise provided by the Agreement, Earned MSUs shall vest and become Vested MSUs as provided in the Notice of Grant.

4.2 Forfeiture upon Termination of Employment. Notwithstanding any contrary provision of the Agreement or the Notice of Grant, if the Participant’s employment with the Company terminates for any or no reason prior to the end of the Final Measurement Period, the MSUs awarded by the Agreement shall not become Earned MSUs and shall thereupon be forfeited at no cost to the Company. If the Participant’s employment with the Company terminates for any or no reason prior to the vesting of any unvested Earned MSUs, such unvested Earned MSUs shall thereupon be forfeited at no cost to the Company.

5. Settlement of the Award.

5.1 Issuance of Shares of Stock. Subject to the provisions of Section 5.3 and Section 6 below, on the Settlement Date, the Company shall issue to the Participant (or, if applicable, the Participant’s heirs) one Share with respect to each Vested MSU to be settled on such date. Shares issued in settlement of Vested MSUs shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 14.

5.2 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has an account relationship of which the Company has notice any or all Shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the Participant’s heirs.

5.3 Fractional Shares. The Company shall not be required to issue fractional Shares upon the settlement of the Award.

6. Tax Withholding. The Participant agrees that, as a condition of receiving Shares pursuant to the Award, the Participant will make arrangements satisfactory to the Company or the Affiliate that employs the Participant for the satisfaction of all withholding obligations of the Company or the applicable Affiliate with respect to any taxable event arising as a result of the vesting and settlement of the MSUs. The withholding obligations may be satisfied by one or a combination of the following methods: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or the applicable Affiliate; (ii) withholding from proceeds of the sale of Shares acquired upon vesting and settlement of the MSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); (iii) withholding in Shares to be issued upon vesting and settlement of the MSUs; or (iv) direct payment from the Participant.

7. Corporate Transaction.

7.1 Effect of Corporate Transaction During Full Measurement Period. Notwithstanding anything in the Plan to the contrary, in the event of a Corporate Transaction during the Full Measurement Period, the Final Measurement Period shall be deemed to end upon the trading day immediately preceding the consummation of the Corporate Transaction for purposes of determining the Company Total Stockholder Return and the Benchmark Index Total Return, and the number of MSUs that are Earned MSUs will be determined in accordance with Section 2 of the Agreement. For this determination, the Average Per Share Closing Price to be used in the definition of Company Total Stockholder Return will be the closing price per Share of the Stock on the trading day immediately preceding the consummation of the Corporate Transaction and the value to be used in the definition of Benchmark Index Total Return shall be the close of the index on the trading day immediately preceding the consummation of the Corporate Transaction.

7.2 Treatment of Earned MSUs. Notwithstanding anything in the Plan to the contrary, in the event of a Corporate Transaction, any outstanding unvested Earned MSUs (including Earned MSUs calculated in accordance with Section 7.1) shall be treated in the manner that RSUs are treated under Section 16(b) of the Plan.

8. Payments after Death. Any distribution or delivery to be made to the Participant under the Agreement will, if the Participant is then deceased, be made to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable under the Agreement unless and until such Shares, or certificates representing such Shares, will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or the Participant’s broker.

10. No Effect on Employment. The Participant’s employment with the Company and its Affiliates is on an at-will basis only. Accordingly, the terms of the Participant’s employment with the Company and its Affiliates will be determined from time to time by the Company or the applicable Affiliate, and the Company or the Affiliates will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Participant at any time for any reason whatsoever, with or without good cause or notice.

11. Address for Notices. Any notice to be given to the Company under the terms of the Agreement will be addressed to the Company at 601 108th Avenue NE, Ste. 1200, Bellevue, WA 98004; Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

12. Award is Not Transferable. Except to the limited extent provided in paragraph 8, the Award and the rights and privileges conferred under the Award may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the Award and the rights and privileges conferred hereby immediately will become null and void.

13. Binding Agreement. Subject to the limitation on the transferability of the Award contained herein, the Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate) in connection with the Award, such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

15. Plan Governs. The Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of the Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

16. Plan Administrator Authority. The Plan Administrator will have the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any MSUs have been earned or have vested). All actions taken and all interpretations and determinations made by the Plan Administrator in good faith will be final and binding upon the Participant, the Company and all other interested persons. No member of the Plan Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Agreement.

17. Governing Law. The interpretation, performance and enforcement of the Agreement shall be governed by the laws of the State of Washington without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

18. Section 409A. The parties intend that the Agreement and the payments provided hereunder be exempt from the requirements of Section 409A of the Code, and any official guidance and regulations issued in respect of Section 409A of the Code (together, “Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A is applicable to the Agreement and such payments, the parties intend that the Agreement and such payments comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the

Agreement or any other plan or agreement to the contrary, the Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. If the Participant is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Agreement during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day following the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Notwithstanding any other provision of the Plan, the Agreement or the Notice of Grant, the Company makes no representations or warranties to the Participant with respect to any tax, economic or legal consequences of the Agreement or any payments provided hereunder, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from the Participant or any other individual to the Company or any of its Affiliates. By executing the Agreement, the Participant shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences (including, without limitation, any claim for taxes, interest, penalties or any other amounts arising from or imposed as a result of any failure to satisfy the requirements of Section 409A or any other legal requirements).

19. Employment Agreement; Conflicting Terms.

19.1 Notwithstanding anything to the contrary contained in the Notice of Grant, in the Agreement or in the Plan, subject to Section 19.2, in the event of any conflict between the terms and conditions of the Award as set forth in the Notice of Grant, in the Agreement and in the Plan, as the case may be, and the terms and conditions of the Employment Agreement dated as of             , between the Company and the Participant, as may be amended or supplemented from time to time (the “Employment Agreement”), the terms and conditions of the Employment Agreement shall prevail, and any outstanding unvested Earned MSUs (including Earned MSUs calculated in accordance with Section 19.3 or Section 19.4, as applicable) shall be treated in the manner that RSUs are treated in Section [6] [(Termination of Employment)] and Section [7] [(Change of Control Benefits)] of the Employment Agreement unless the conflicting provision in the Notice of Grant, in the Agreement or in the Plan, as the case may be, is more favorable to the Participant; in which case, the provision more favorable to the Participant shall govern.

19.2 For purposes of this Section 19, the terms “Cause” and “Change of Control” have the meanings assigned to those terms in the Employment Agreement. For purposes of this Section 19 and applying Section [6] [(Termination of Employment)] and Section [7] [(Change of Control Benefits)] of the Employment Agreement, a Participant will be considered to have terminated the Participant’s employment for “Good Reason” if the Participant’s termination of employment with the Company for “Good Reason” (as the term is defined in the Employment Agreement) also constitutes an “involuntary separation from service without cause” (within the meaning of Treasury Regulation Section 1.409A-1(d)).

19.3 For purposes of this Section 19, in the event of a termination of the Participant’s employment by the Company without “Cause” or by the Participant for “Good Reason,” in each case where such termination is not in connection with a “Change of Control” (any such termination is referred to herein as an “Employment Termination”), during the Full Measurement Period, the Final Measurement Period shall be deemed to end upon the trading day immediately preceding the Participant’s Employment Termination for purposes of determining the Company Total Stockholder Return and the Benchmark Index Total Return, and the number of MSUs that are Earned MSUs for such Participant will be determined in accordance with Section 2 of the Agreement. For this determination, the Average Per Share Closing Price to be used in the definition of Company Total Stockholder Return will be the closing price per Share of the Stock on the trading day immediately preceding the Participant’s Employment Termination, and the value to be used in the definition of Benchmark Index Total Return shall be the close of the Benchmark Index on the trading day immediately preceding the Participant’s Employment Termination.

19.4 For purposes of this Section 19, in the event of a Change of Control during the Full Measurement Period, the Final Measurement Period shall be deemed to end upon the trading day immediately preceding the consummation of the Change of Control for purposes of determining the Company Total Stockholder Return and the Benchmark Index Total Return, and the number of MSUs that are Earned MSUs will be determined in accordance with Section 2 of the Agreement. For this determination, the Average Per Share Closing Price to be used in the definition of Company Total Stockholder Return will be the closing price per Share of the Stock on the trading day immediately preceding the consummation of the Change of Control and the value to be used in the definition of Benchmark Index Total Return shall be the close of the Benchmark Index on the trading day immediately preceding the consummation of the Change of Control.